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THURSDAY, APRIL 30, 1998

COMPANY PRESS RELEASE

SOURCE: Recycling Industries, Inc.

RECYCLING INDUSTRIES TO OFFER $250 MILLION OF SENIOR NOTES

(April 30, 1998) - ENGLEWOOD, Colorado - Recycling Industries, Inc. (NASDAQ-NMS: RECY), a company engaged in the acquisition, consolidation and operation of metals recycling companies, today announced that it proposes to make a private offering of $250 million of aggregate principal amount of Senior Notes to be due in 2006 pursuant to Rule 144A under the Securities Act of 1933.

The notes will be unsecured senior obligations of the Company and will be guaranteed, jointly and severally, by all of the Company's operating subsidiaries. The Company intends to use the net proceeds of the offering primarily to repay indebtedness under its credit facility, fund certain proposed acquisitions and retire its existing subordinated debt.

The notes being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition and integration of metals recycling companies. Based in Englewood, Colorado, Recycling Industries owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia and Wisconsin.